Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in the Registration Statement on Form S-1 of Northwest Biotherapeutics, Inc. of our report dated April 7, 2008, on our audit of the consolidated balance sheets of Northwest Biotherapeutics, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007, and for the period from March 18, 1996 (date of inception) to December 31, 2007. We also consent to the reference to us under the heading “Experts” in the Registration Statement.
Our report, dated April 7, 2008, contains an explanatory paragraph that states that Northwest Biotherapeutics, Inc. has experienced recurring losses from operations since inception, net operating cash flow deficits, and has a deficit accumulated during the development stage. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/S/ PETERSON SULLIVAN PLLC
Seattle, Washington
April 28, 2008